Exhibit 5.1

DuMoulin Black LLP 1111 West Hastings Street, 15th Floor Vancouver BC Canada V6e 2j3 www.dumoulinblack.com Telephone No. (604) 687-1224

File No. 6584-001

August 12, 2026

D. Boral Capital LLC
590 Madison Avenue, 39th Floor

New York, New York 10022

Dear Sirs/Mesdames:

Re: Core AI Holdings, Inc. – Registration Statement on Form F-3 (File No. 333-291487)

We act as Canadian counsel to Core AI Holdings, Inc., a British Columbia corporation (the “Company”), in connection with the offer and sale from time to time (the “Offering”) of up to $3,539,021 of the Company’s common shares, no par value per share (the “Shares”), pursuant to an At Market Issuance Sales Agreement dated August 11, 2026, between the Company and D. Boral Capital LLC, as sales agent (together with its successors and assigns, “D Boral”) (the “Sales Agreement”), pursuant to an effective shelf registration statement on Form F-3 (File No. 333-291487) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated November 12, 2025 (the “Base Prospectus”), and declared effective by the Commission on November 21, 2025, as supplemented by the prospectus supplement dated August 11, 2026, (together with the Base Prospectus, the “Prospectus”).

The Company is subject to a cease trade order issued by the British Columbia Securities Commission (the “BCSC”) on June 5, 2026 (the “CTO”). The Offering will not be completed, and no Shares will be issued, unless and until (i) the Company ceases to be a reporting issuer in Canada, (ii) the BCSC issues an order revoking the CTO or (iii) the BCSC issues an order partially revoking the CTO to permit the Offering, and then only in accordance with the terms and conditions of that order.

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Prospectus, the Sales Agreement, the Company’s Notice of Articles, the Company’s Articles, records of the Company’s corporate proceedings in connection with the Offering, including the written consent resolutions of the board of directors of the Company signed August 11, 2026, with effect as of August 10, 2026, approving, among other things, the Offering and the Sales Agreement, the certificate of an officer of the Company of even date herewith (the “Officer’s Certificate”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion, including the Officer’s Certificate, are true and correct; and (vi) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company). We have also obtained from an officer of the Company the Officer’s Certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on the Officer’s Certificate without independent investigation.

Our opinion is limited to the law of Canada and the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws. We are not rendering any opinion as to compliance with any provincial, federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized by the directors of the Company for issuance and sale from time to time pursuant to the Sales Agreement.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be filed by the Company on or about the date hereof and its incorporation by reference into the Registration Statement, and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

DuMoulin Black LLP